EXHIBIT 10.2


                                      1998
                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                 HAT WORLD, INC.
                             A MINNESOTA CORPORATION

                                       AND

                                  JAMES HARRIS

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of the 31st day of July, 1998, by and between HAT WORLD, INC., a Minnesota corporation (the "Employer"), and JAMES HARRIS, an Indiana resident (the "Employee").

                                    RECITALS

         A. Employee is presently employed by Employer, and Employee and Employer desire to continue Employee's employment on the terms and conditions set forth in this Agreement.

         B. Employee understands that Employer, through extensive efforts, has developed, and continues to develop, certain management and marketing techniques and strategies, innovations, designs, ideas, plans, trade secrets, proprietary information, sales methods and systems, customer and client lists, methods of obtaining business, advertising and pricing strategies and other proprietary information that Employer desires to protect and keep confidential.

         C. Employee will have access to confidential and proprietary information belonging to Employer by reason of Employee's employment with Employer pursuant to this Agreement, and will be able to harm the protectable business interests of Employer unless reasonable restrictions are imposed on Employee's conduct and activities following termination of Employee's relationship with Employer.

         D. Employer will be at an unfair competitive disadvantage and will be harmed if Employee divulges Employer's confidential information at any time during or after the termination of Employee's employment pursuant to this Agreement or competes with Employer during a certain period of time following termination of Employee's employment pursuant to this Agreement.

         E. Employee wishes to assure Employer that Employee's relationship with Employer and the information and relationships acquired and developed by Employee during the course thereof do not and will not constitute a threat or risk that Employer will be unfairly harmed or placed at an unfair competitive disadvantage by Employee's actions in the future.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

         1. EMPLOYMENT. Employer hereby agrees to employ Employee as President of Employer in accordance with the terms and conditions set forth in this Agreement. Employee shall perform such duties and responsibilities as may from time to time be assigned to him by Employer. Employee accepts such employment subject to the general supervision, orders, advice, and direction of Employer and to the terms and conditions set forth in this Agreement.

         2. TERMS AND TERMINATION. Employee's employment hereunder shall be on an at-will basis, terminable at any time with or without cause by either party. In the event Employee terminates Employee's employment with Employer, Employee agrees to give notice of such termination to Employer as far in advance of such termination as is reasonably possible under the circumstances (but in no event fewer than 30 days' advance notice).

         3. COMPENSATION AND RELATED MATTERS.

            (a) For all services rendered by Employee to Employer pursuant to this Agreement, Employee's compensation shall be determined, computed and paid in accordance with the Compensation Schedule attached hereto as Schedule A and made a part hereof.

            (b) Employee, subject to any applicable eligibility and insurability requirements, shall be offered the opportunity to receive the same benefits, on comparable terms and subject to comparable conditions, as those that are made available by Employer to other employees generally from time to time (the "Benefits"). Employer reserves the right, in its sole discretion, to modify, supplement, replace or eliminate any or all of the Benefits without advance notice to Employee.

         4. EXPENSES AND CHARGES. If Employee incurs any out-of-pocket expenses in performing his responsibilities and duties as President of Employer (the "Duties"), Employer will reimburse Employee for such expenses only to the extent, and in the amounts and at the times, in accordance with Employer's expense policies in effect from time to time (the "Expense Policy"). Employer reserves the right, in it's sole discretion, to modify, supplement, replace or cancel any or all provisions in the Expense Policy without advance notice to Employee.

         5. NONCOMPETITION AND NONSOLICITATION. Employee will not, during the term of his employment with Employer or at any time within 24 months immediately following the termination of his employment with Employer, directly or indirectly, on his own behalf or on behalf of any third party whether as an agent, employee, employer, officer, director, manager, shareholder, member, principal, consultant, independent contractor, partner, creditor or in any other capacity:

            (a) employ or seek to employ any person who was, during the "Service Period" (as hereinafter defined), an employee of Employer; or

            (b) induce, cause, solicit, advise or influence any person to leave employment with Employer who was, during the "Service Period" (as hereinafter defined), an employee of Employer; or

            (c) "compete" (as hereinafter defined) with Employer in the "primary market area" (as hereinafter defined); or

            (d) induce, cause, solicit, advise or influence any person, business or entity who was a customer of Employer during the "Service Period" to patronize a "competitor" (as hereinafter defined) of Employer; or

            (e) initiate contact with or solicit or accept the business of any person, business or entity who was a customer of Employer during the "Service Period" (as hereinafter defined) for the purpose of "competing" (as hereinafter defined) with Employer or effecting any of the prohibited actions described in this Section 5.

         For purposes of this Agreement, "Service Period" shall mean the period during which Employee is employed by Employer, whether under this Agreement or otherwise. For purposes of this Agreement, "compete", "competes" and "competing" shall mean to engage or seek to engage in the provision of products or services that are identical or substantially similar to those products or services provided by Employer during the "Service Period." For purposes of this Agreement, "primary market area" shall mean any counties in any states of the United States where, during the Service Period, Employer has performed services or sold products in such counties or to customers who are located in such counties. For purposes of this Agreement, "competitor" shall mean any person, business, or entity that competes with Employer. Employee acknowledges and understands that it is essential and reasonable, in order to protect Employer's interests under this Agreement, that Employee be restricted in the manner described above for the period described hereinabove.

         6. CONFIDENTIALITY. Except for necessary disclosures made in the ordinary course of the performance of the Duties, and except as is otherwise expressly authorized by Employer in writing, Employee shall not at any time, either during the term of his employment with Employer or at any time thereafter, directly or indirectly, on his own behalf or on behalf of any third party, whether as agent, employee, employer, officer, director, manager, shareholder, member, principal, consultant, independent contractor, partner, creditor or in any other capacity, use or disclose any confidential information obtained, received or learned by him while Employed by Employer (including information conceived, originated, discovered or developed by Employee) including but not limited to, ideas, concepts, designs, specifications, technical data, discoveries, programs, technical know-how, methods, procedures, business plans, marketing plans, marketing information, techniques, forecasts, customer (actual or prospective) lists, customer (actual or prospective) information, supplier (actual or prospective) lists, Supplier (actual or prospective) information, processes, formulae, research, development, inventions, trademarks, trade names, trade secrets, proposals, and financial information, whether or not the same are, or may be, patented, registered, or otherwise publicly protected, and whether or not originated or generated by or through Employer; provided, however, that this Section 6 shall not preclude Employee from use or disclosure of information known generally to the public (provided that Employee was not, without Employer's consent, directly or indirectly responsible for such information becoming known generally to the public) or from disclosure required by law or court order.

         7. RETURN OF RECORDS AND PROPERTY. Employee agrees that all documents and records and copies of documents and records pertaining to the financial affairs, operations, customers, recruits, employees and business of Employer, including, without limitation, price lists, customer lists, employee lists, marketing data, sales aids, notes (even if made by or delivered to Employee), and every other document or record obtained or received by Employee while employed by Employer shall be the exclusive property of Employer, and Employee agrees to keep such documents and records subject to Employer's direction, custody and control and to surrender to Employer such of those documents and records as are still in his possession at the termination of his employment with Employer. Employee agrees not to disclose or give possession of such documents or records to anyone except authorized representatives of Employer. Employee further agrees to return to Employer, promptly upon termination of his employment with Employer, all documentation, records, customer lists, supplier lists, software, hardware, brochures, forms, supplies, samples, and all items of a confidential nature.

         8. SEVERANCE BENEFITS.

            (a) Upon termination of Employee's employment with Employer for any reason or under any circumstance other an on account of the death or "misconduct" (as defined in Section 8(d) hereof) of Employee, Employer shall pay Employee in cash an amount equal to four (4) month's base salary then in effect for Employee. Except for the additional severance compensation and/or benefits, if any, granted by Employer pursuant to Section 8(b) hereof, the severance benefits provided for by this Section 8(a) shall constitute the entire obligation of Employer for the payment of severance compensation or benefits to Employee under this Agreement.

            (b) Upon termination of Employee's employment with Employer for any reason or under any circumstance other than on account of the death or "misconduct" (as defined in Section 8(d) hereof) of Employee, the Board or an authorized committee of the Board, shall consider and make a determination s to whether, under the circumstances, severance compensation and/or benefits in addition to the severance benefits granted in Section 8(a) should be awarded to Employee. Employer shall be under no obligation to award any such additional severance compensation and/or benefits and the determination of whether to award such additional severance compensation and/or benefits shall be in the sole discretion of the Board or such committee.

            (c) Nothing in this Agreement shall be construed as affecting Employee's right to severance compensation or benefits under any other written agreements between Employer and Employee.

            (d) For purposes of this Agreement, "misconduct" means:

                (i) the failure of Employee to substantially perform any of Employee's significant duties or responsibilities in connection with Employee's employment (other than any such failure resulting from incapacity due to physical or mental illness); or

                (ii) any act that constitutes on the part of Employee common law fraud or dishonesty regardless of whether such fraud or dishonesty resulted in, or was intended to result in, a benefit to Employee at the expense of Employer; or

                (iii) the conviction of Employee of, or the plea by Employee of nolo contendere to, a felony or a crime involving moral turpitude; or

                (iv) any violation by Employee in any material respect of any of Employer's policies or of any term or provision of any employment or other agreement between Employee and Employer; or

                (v) Employee's unexcused total abandonment or neglect of Employee's duties and responsibilities in connection with Employee's employment with Employer (other than absences due to illness, physical or mental incapacity, vacations, or other excused absences) for a continuous period of ten working days.

            (e) Employer shall withhold from the severance benefits granted in
Section 8(a) (and any discretionary severance compensation and/or benefits otherwise paid to Employee) all federal, state, city, county or other taxes as shall be required pursuant top any law or governmental regulation or ruling.

         9. NOTICES. Any notice, request, demand or other communication to be given hereunder to any party by any other party shall be in writing and shall be personally delivered or sent by prepaid same day or over night courier or certified mail, return receipt requested, postage prepaid, addressed as follows (or addressed to such other address as shall be given in writing by any party to the other):

             To Employer:      Hat World, Inc.
                               4912 S. Minnesota Ave.
                               Sioux Falls, SD 57108
                               Attn.: Board of Directors

             To Employee:      James Harris
                               46 Sycamore St.
                               Brownsburg, IN 46112

         10. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations and understandings, written or oral, relative to the subject matter hereof. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         11. HEADINGS; PRONOUNS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears.

         12. REASONABLENESS OF TERMS. Both Employer and Employee stipulate and agree that the covenants and other terms contained in this Agreement are reasonable in all respects, including any time periods and geographical coverage.

         13. SEVERABILITY. Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area or scope of activity covered by such covenant, such covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

         14. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in all respects by the laws of the State of Indiana. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Indiana Uniform Trade Secrets Act, I.C. 24-2-3, as such statute may be amended, from time to time.

         15. BINDING EFFECT. The Agreement is binding upon and shall inure to the benefit of and may be enforced by Employer, is successors and assigns, and shall be binding upon Employee and may be enforced against Employee and Employee's executors, personal representatives, administrators, legatees and other successors in interest. This Agreement, being personal to Employee, may not be assigned by Employee.

         16. EMPLOYEE REPRESENTATIONS AND ACKNOWLEDGMENTS. Employee acknowledges, stipulates, agrees, represents and warrants to Employer that (a) he has had adequate time to review this Agreement, (b) he has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and (c) he has had the opportunity, and has been encouraged by Employer, to consult with legal advisors of his choice concerning the terms, conditions and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written. By affixing his name hereto, Employee acknowledges that he has received and read a fully executed copy of this Agreement.


                                         "EMPLOYER"

                                         HAT WORLD, INC.




                                         By:
                                             -----------------------------------
                                             George N. Berger
                                             Chairman & Corporate Secretary


                                         "EMPLOYEE"



                                         ---------------------------------------
                                             James Harris

                                   SCHEDULE A

                                  COMPENSATION

         1. BASE SALARY. Unless the Agreement is earlier terminated, Employer shall pay to Employee an annual salary (less any applicable local, state and federal taxes), payable in installments and as prorated to reflect any partial months of employment hereunder, Eighty Thousand Dollars ($80,000) for the period commencing July 1, 1998 to June 30, 2001.

         Salary payments will be payable in 26 equal installments per year, every two weeks, two weeks in arrears, or, if such Payment Date falls on a Saturday, Sunday or legal holiday, on the last business day before such Payment Date; or (b) in accordance with a schedule mutually agreed upon by the parties hereto.

         2. BASE SALARY ADJUSTMENTS. The annual base salary shall increase or decrease as the number of stores operated by Employer increases or decreases as follows:

             Hat World Stores Operated     Base Pay Increases
             -------------------------     ------------------
             50 to 99 stores               10.00% to $88,000 Annually
             100 to 149 stores             10.00% to $96,800 Annually
             150 to 199 stores             15.00% to $111,320 Annually
             200 to 249 stores             15.00% to $128,018 Annually

         Annual increases or decreases shall be effective from the date the total number of stores operated by Employer attains the numbers listed above prorated to reflect any partial months of employment hereunder.

         The increase would be lost if the total number of stores declines below the thresholds indicated above. For example, if the store number is 50, then a 10.00% increase applies for the remainder of the term unless the store number would drop to 49 or less, then the original Base Salary ($80,000) would apply.

         3. PERFORMANCE BONUSES. By March 31 of each year, the board of directors shall approve a reasonable projected ratio of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a percent of Revenues. For fiscal and calendar year 1998 the EBITDA Percent shall be 15.74%.

            For 1998, the Employee shall receive a performance bonus as determined by the actual EBITDA Percent as follows:

            Actual EBITDA Percent for 1998      Performance Bonus
            ------------------------------      -----------------
            Below 14.50%                        0.00%
            14.50% to less than 15.00%          10.00%
            15.00% to less than 15.50%          12.50%
            15.50% to less than 16.00%          15.00%
            16.00% to less than 16.50%          17.50%
            16.50% to less than 17.00%          20.00%

         The ranges for achievement of Performance Bonuses in subsequent years shall be reasonably adjusted to reflect changes in the projected ratio of EBITDA Percent for such subsequent years. Performance Bonus percentages are of Base Salary after adjustments.

         Actual EBITDA Percents shall be properly calculated from financial statements of Employer for the relevant period, certified after audit by Employer's certified public accountants, which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America in effect at the time of the calculation as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants.

         4. STOCK OPTIONS. Upon execution of the Agreement by both parties, Employer shall grant to Employee a non-qualified option to purchase shares of Stock (the "Option"), which Option shall be subject to the terms and restrictions on transfer and other restrictions, if any, as provided in the Hat World, Inc. 1995 Stock Option Plan, as amended, modified or restated from time to time (the "Plan") or the Non-Qualified Stock Option Agreement between Employee and Employer of even date herewith (the "Option Agreement"), and the following terms and conditions:

            (a) Number of Shares: 50,000 shares of Common Stock (based on the number of shares outstanding as of July 1, 1998)

            (b) Exercise Price: $13.00 per share

            (c) Expiration Date: The Option, to the extent unexercised, shall expire at 12:00 noon, Indianapolis time, on December 31, 2001.

            (d) Exercisability: The Option shall be exercisable so long as Employee remains employed by Employer and in accordance with the following vesting schedule:

                Date of Vesting         Number of Shares
                ---------------         ----------------
                July 1, 1998            12,500
                June 30, 1999           12,500
                June 30, 2000           12,500
                June 30, 2001           12,500

                In the event of an acquisition of more than fifty percent of the common stock of the Employer by any control person or group (as defined by the Securities and Exchange Commission definitions and guidelines), then vesting of all the options indicated above shall be immediate.

         5. PRIOR OPTIONS. All options granted by prior employment agreements and option grants, and not heretofore cancelled or expired, shall continue in full force and effect.


                                      A-2